Exhibit 10.1

MAXWELL TECHNOLOGIES, INC.

March 27, 2012

Dear George:

This letter (the “Agreement”) confirms the agreement between you and Maxwell Technologies, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company will terminate on April 6, 2012 (the “Termination Date”).

2. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you $114,067.93 (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Pay. Although you otherwise would not have been entitled to receive any lump sum severance payment from the Company, the Company will make a lump sum severance payment to you of $190,670.08, less all applicable withholding taxes, after the Effective Date. This amount is equal to seven (7) months of your current base salary.

5. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Resignation Date. In order to continue your coverage, you must file the required election form. Although you otherwise would not have been entitled to any continuation of Company-paid health insurance, if you sign this Agreement and elect to continue group health insurance coverage, the Company will pay the monthly premium under COBRA for you and, if applicable, for your dependents until the earliest of (a) October 6, 2012, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance in connection with new employment or self-employment. If necessary to avoid adverse tax consequences under the United States Internal

Revenue Code of 1986, as amended, the Company will treat such payments or reimbursements as compensatory income taxable to you.]

6. Option. On August 3, 2009, the Company granted you an option to purchase 100,000 shares of its Common Stock (the “Option”). As of the Termination Date, you will be vested in 50,000 of the shares that are subject to the Option. If you sign, and do not revoke, this Agreement, you will become vested in 25,000 additional shares (for a total of 75,000 vested shares), commencing on the date immediately prior to the Termination Date and such additional shares shall vest at the same rate as if you continued to be employed with the Company for the six month period following the Termination Date (such additional 25,000 shares will vest on August 3, 2012). In consideration for your execution of this Agreement, the Company shall also extend the post-termination exercise period applicable to the vested shares subject to the Option until December 5, 2012. You acknowledge, understand and agree that to the extent that the Option qualifies as an “incentive stock option” within the meaning of Section 422(d) of the Internal Revenue Code of 1986, as amended, it will continue to do so until the date that is three months following the Termination Date. As a result of the extension of your Option as described above, the Option will be treated as a nonstatutory stock option and you will need to satisfy all applicable federal and state income and employment withholding taxes incurred in connection with any exercise of the Option, effective as of the Effective Date. In all other respects, the Stock Option Agreement dated August 3, 2009, between you and the Company will remain in full force and effect, and you agree to remain bound by that Agreement. Following the Termination Date, you will not vest in any additional restricted shares pursuant to your restricted stock awards, and all such unvested shares will be forfeited and returned to the Company as of the Effective Date. You acknowledge and agree that you have no stock rights in the Company other than those enumerated in this paragraph.

7. Release of All Claims. In consideration for receiving the lump sum severance payment, COBRA premium payments and the additional stock option vesting and extension of the Option exercise period as described in Paragraphs 4, 5, 6, above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

8. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on April 26, 2006, and a copy of which is attached as Exhibit A. You and the Company also agree that Sections 5, 7, 8, 16 and 18 of your Employment Agreement with the Company dated September 21, 2009 (as amended) shall remain in full force and effect at all times in the future. In addition, the Company shall continue to indemnify you in accordance with the Company’s standard indemnification policy for its officers and directors and any prior indemnification agreements between you and the Company. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

12. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

13. Mutual Non-Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees that its officers and directors will never make any negative or disparaging statements (orally or in writing) about you to any party outside of the Company, except as required by law.

14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

16. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David J. Schramm
David J. Schramm
President and Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ George Kreigler III
Signature of George Kreigler

Dated: March 29, 2012

EXHIBIT A

INVENTION & SECRECY AGREEMENT

This is an Agreement between MAXWELL TECHNOLOGIES, INC., a Delaware corporation, hereinafter called “MAXWELL”

And George Kreigler III hereinafter called “Employee.”

1) EMPLOYEE, in consideration of his employment by MAXWELL, agrees as follows:

(a) That he will hold in strictest confidence and not disclose to any person, firm or corporation, without the express written authorization of an officer of MAXWELL, any information, manufacturing technique, process, formula, development or experimental work, work in process, business trade secret or any other secret or confidential matter relating to the products, sales, business or activity of MAXWELL, except as such disclosure or use may be required in connection with EMPLOYEE’S work for MAXWELL.

(b) Employee acknowledges that during his employment with MAXWELL, he may have access to patent, copyright, confidential, trade secret or other proprietary information of third parties subject to restrictions on the use or disclosure thereof by MAXWELL. During the term of employment and thereafter, Employee agrees he will not use or disclose any such information other than consistent with such restrictions and his duties as an employee of MAXWELL.

(c) Employee represents to MAXWELL that, except as set forth on Exhibit “B” hereto, there are no other contracts to assign inventions, designs or improvements now in existence between Employee and any other person or entity (and if no Exhibit “B” is attached hereto or there is no such contract described thereon. Employee represents to MAXWELL that there are no such other contracts). In addition, Employee represents that Employee has no other employment or undertakings which do or would restrict or impair his performance of this Agreement. In connection with Employee’s employment with MAXWELL, Employee promises not to use or disclose to MAXWELL any patent, copyright, confidential, trade secret or other proprietary information of any previous employer or other person that Employee is not lawfully entitled so to use or disclose. If in the course of Employee’s employment with MAXWELL Employee incorporates into an invention, design or improvement or any product, process or service of MAXWELL any invention, design or improvement made or conceived by Employee prior to his employment with MAXWELL, Employee hereby grants to MAXWELL a royalty-free, irrevocable, worldwide nonexclusive license to make, have made, use, and sell that invention, design or improvement without restriction as to the extent of Employee’s ownership or interest.

(d) That he will recognize as binding on him and comply with government-prescribed regulations and mandatory contract provisions relating to the safeguarding of military information and transferring or making available to the Government of such patent rights as may be the subject of contracts between MAXWELL and the government of the United States of America or any of its agencies.

(e) That he will disclose promptly to MAXWELL all inventions, discoveries, improvements, trade secrets and secret processes, related to or useful in the business of MAXWELL, whether patentable or not, made or conceived by EMPLOYEE, either solely or in collaboration with others, during EMPLOYEE’S employment by MAXWELL whether or not during regular working hours and regardless of where such inventions, discoveries, improvements, trade secrets and secret processes are made or conceived. Any such disclosures will be received in confidence.

(f) That, except as provided by the following sentence of this subparagraph (f), he will, and does hereby assign and grant to MAXWELL & all of his right, title and interest in and to the inventions, discoveries, improvements, trade secrets and secret processes described in subparagraph (e) above and any patents granted thereon, and at the request and expense of MAXWELL he will make, execute and deliver all application papers, assignments or instruments and perform or cause to be performed such other lawful acts as MAXWELL may deem desirable or necessary in making or prosecuting applications, domestic or foreign, for patents, re-issues, and extensions thereof, and assist and cooperate (without expense to him) with MAXWELL or any of its designated representatives, in any controversy or legal proceedings relating to said inventions, discoveries, improvements, trade secrets and secret processes or to any patents which may be procured thereon. EMPLOYEE shall not be required pursuant to this subparagraph (f) to assign or to offer to assign any of his right, title or interest in or to any invention, discoveries, improvements, trade secrets or secret processes, which qualify fully under the provisions of Section 2870 of the California Labor code, which provides as follows:

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (a) which does not relate (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(g) That should EMPLOYEE be requested after termination of his employment to perform services for MAXWELL in connection with any inventions, discoveries, improvements, trade secrets or secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) hereof, he shall be paid therefore the same rate prevailing at the time of termination.

(h) That all inventions, discoveries, improvements, trade secrets and secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) hereof, whether or not patented, shall become and remain the property of MAXWELL, its successors and assigns unless expressly released by MAXWELL as hereinafter provided.

(i) That upon request or at the time of leaving the employ of MAXWELL he will deliver to MAXWELL and not keep or deliver to anyone else, any and all drawings, blueprints, notes, memoranda, specifications, devices, documents and in general any and all material provided by MAXWELL to EMPLOYEE or related to MAXWELL’S business or activity or to any inventions, discoveries, improvements, trade secrets or secret processes with the exception of any drawings, blueprints, notes, memoranda, specifications, devices, documents or material prepared by EMPLOYEE in connection with any inventions, discoveries, improvements, trade secrets or secret processes which are not required pursuant to subparagraph (f) hereof to be assigned to MAXWELL.

(j) Employee recognizes that his employment with MAXWELL affords Employee close contact with MAXWELL’s customers and suppliers which are of great importance to MAXWELL’s business. Therefore, in consideration of Employee’s employment with MAXWELL, Employee agrees that, so long as Employee is employed by MAXWELL, Employee will not , directly or indirectly, individually or as a principal, stockholder, director, partner, employee, officer, agent or consultant, engage in any business which is competitive with any business of MAXWELL. Employee further promises and agrees not to engage in competition with MAXWELL at any time after the termination of Employee’s employment with MAXWELL, while making use of any information, manufacturing technique, process, formula, development or experimental work, work in process, business trade secret or any other secret or confidential matter relating to the products, sales, business or activity of MAXWELL.

(k) In addition to any restrictions imposed by law, Employee agrees that Employee will not, during his employment with MAXWELL or for a period of two years after Employee’s employment with MAXWELL has terminated, solicit any of MAXWELL’s employees for another business or otherwise induce or attempt to induce such employees to terminate their employment with MAXWELL.

(l) This Agreement will remain in full force and effect following the termination of Employee’s employment with MAXWELL for any reason.

2) MAXWELL will investigate each disclosure submitted by EMPLOYEE and, if it elects to file a patent application with respect to any inventions, discoveries, improvements, trade secrets or secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) of paragraph I hereof, agrees to pay all expenses in connection with the preparation and prosecution of such patent application or applications which it may decide to file in the Untied States of America or in foreign countries.

3) If EMPLOYEE petitions MAXWELL in writing to release any of its rights to any inventions, discoveries, improvements, trade secrets or secret processes or any patents granted hereon, which are required to be assigned to MAXWELL pursuant to subparagraph (f) of paragraph 1 hereof, the latter will promptly consider and act on such petition but is not obligated to release any of its rights to EMPLOYEE.

4) EMPLOYEE warrants that the attached Exhibit A has been signed by him and comprises a complete description of all inventions, discoveries, improvements, trade secrets and secret processes, including any patents and patent applications thereon, which he made, invented or conceived prior to entering the employ of MAXWELL, to which he now claims tide and which are to be specifically excluded from this Agreement.

5) This Agreement shall be binding upon and inure to the benefit of MAXWELL and EMPLOYEE, as well as their respective heirs, executors, administrators, successors, and assigns. For purposes of this Agreement, the term “MAXWELL” shall be deemed to include MAXWELL TECHNOLOGIES, INC. as well as all of its currently existing or hereafter acquired or formed subsidiaries and affiliates.

6) EMPLOYEE understands and acknowledges that nothing in this agreement is intended by MAXWELL and EMPLOYEE to be interpreted or construed to change EMPLOYEE’S at-will employment status with MAXWELL. EMPLOYEE understands and acknowledges that MAXWELL is an employee-at-will employer. Simply stated, this means that EMPLOYEE or MAXWELL may terminate the employment relationship at any time for any reason, with or without notice. Any representation or agreement otherwise, whether oral or in writing, shall be null and void and shall have no affect whatever, unless signed and agreed to in writing by an officer of MAXWELL.

7) The invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance or otherwise shall not affect the validity and enforceability of any other provision of this Agreement.

8) EMPLOYEE understands that as part of the consideration for the offer of employment extended to EMPLOYEE by MAXWELL and of EMPLOYEE’S employment or continued employment by MAXWELL, EMPLOYEE has not brought and will not bring with EMPLOYEE to MAXWELL or use in the performance of EMPLOYEE’S responsibilities at MAXWELL any materials or documents of a former employee which are not generally available to the public, unless EMPLOYEE has obtained written authorization from the former employer for their possession and use.

Accordingly, this is to advise MAXWELL that the only materials or documents of a former employer which are not generally available to the public that EMPLOYEE brings to MAXWELL or for use in EMPLOYEE’S employment are identified on Exhibit C attached hereto, and as to each such item, EMPLOYEE represents that EMPLOYEE has obtained prior to the effective date of EMPLOYEE’S employment with MAXWELL written authorization for EMPLOYEE’S possession and use in employment with MAXWELL.

EMPLOYEE also understands that, in EMPLOYEE’S employment with MAXWELL, EMPLOYEE is not to breach any obligation or confidentiality or duty that EMPLOYEE has to former employers, and EMPLOYEE agrees that EMPLOYEE shall fulfill all such obligations during EMPLOYEE’S employment with MAXWELL.

9) This Agreement constitutes the entire agreement between MAXWELL and EMPLOYEE with respect to the subject matter hereof and this Agreement supersedes and replaces any prior agreement or understanding entered into between MAXWELL and EMPLOYEE. This Agreement shall become effective and binding retroactively to the earliest date of employment of EMPLOYEE by MAXWELL. This Agreement shall be governed by the laws of the State of California. The masculine gender shall be deemed to include the feminine gender.

DATE:	April 24, 2006

EMPLOYEE SIGNATURE:	/s/ George Kreigler III

PRINT NAME:	George Kreigler III

MAXWELL TECHNOLOGIES, INC.

SIGNED BY:	/s/ Aileen Gipson

PRINT NAME:	Aileen Gipson

TITLE:	HR Rep

INVENTION & SECRECY AGREEMENT

EXHIBIT A

The undersigned warrants that the following is a complete description of all inventions, improvements, trade secrets and secret processes including patents and patent applications thereon, which the undersigned made, invested or conceived prior to entering the employ of MAXWELL and which are specifically excluded from coverage of the Invention and Secrecy Agreement between the undersigned and MAXWELL dated on April 26, 2006, as provided in paragraph 4 thereof:

George Kreigler III	/s/ George Kreigler III
EMPLOYEE NAME	EMPLOYEE SIGNATURE

EXCLUSIONS ACCEPTED FOR MAXWELL BY:

NAME	SIGNATURE

DATE

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